Form 10-K, Exhibit 13
period 2004-12-31
PROFUTURES LONG/SHORT GROWTH FUND LP
filed 2005-03-31
CIK 1045702

Exhibit 13.1
                                                                  ------------













                             PROFUTURES LONG/SHORT

                               GROWTH FUND, L.P.

                                 ANNUAL REPORT

                               December 31, 2004

                         NATIONAL FUTURES ASSOCIATION


                            Chicago, Illinois 60606



                                Commodity Pool:

                    PROFUTURES LONG/SHORT GROWTH FUND, L.P.



                Annual Report Pursuant to Part 4 of Chapter I of
                  Title 17 of the Code of Federal Regulations

                      For the year ended December 31, 2004








                           Commodity Pool Operator:

                               ProFutures, Inc.
                        11719 Bee Cave Road, Suite 200
                              Austin, Texas 78738
                                (800) 348-3601

                    PROFUTURES LONG/SHORT GROWTH FUND, L.P.



                             ----------------------

                               TABLE OF CONTENTS

                             ----------------------


                                                                         PAGES
                                                                         -----


Affirmation of the Commodity Pool Operator                                 1

Report of Independent Registered Public Accounting Firm                    2

Financial Statements

  Statements of Financial Condition                                        3

  Condensed Schedules of Investments                                       4

  Statements of Operations                                                 5

  Statements of Changes in Partners' Capital (Net Asset Value)             6

  Notes to Financial Statements                                         7 - 11

                    PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                   AFFIRMATION OF THE COMMODITY POOL OPERATOR
                                ---------------













To the best of the knowledge and belief of the undersigned, the information contained in the Annual Report for the year ended December 31, 2004 is accurate and complete.







                                        /s/ GARY D. HALBERT
                                        ---------------------------------------
                                        Gary D. Halbert, President
                                        ProFutures, Inc.
                                        PROFUTURES LONG/SHORT GROWTH FUND, L.P.

            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            -------------------------------------------------------


To the Partners
ProFutures Long/Short Growth Fund, L.P.


We have audited the accompanying statements of financial condition of ProFutures Long/Short Growth Fund, L.P., including the condensed schedules of investments, as of December 31, 2004 and 2003, and the related statements of operations and changes in partners' capital (net asset value) for the years ended December 31, 2004, 2003 and 2002. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProFutures Long/Short Growth Fund, L.P. as of December 31, 2004 and 2003, and the results of its operations and the changes in its net asset values for the years ended December 31, 2004, 2003 and 2002, in conformity with U.S. generally accepted accounting principles.


                  /s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.


Hunt Valley, Maryland
March 26, 2005

                                  PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                                     STATEMENTS OF FINANCIAL CONDITION
                                        December 31, 2004 and 2003
                                              ---------------
                                                                      2004                       2003
                                                                      ----                       ----
ASSETS
  Equity in broker trading accounts
    Cash                                                   $         7,486,415        $         9,431,077
    Option premiums (received)                                        (60,712)                   (96,000)
    Unrealized gain on open contracts                                  295,523                    325,895
                                                           --------------------       --------------------
        Deposits with broker                                         7,721,226                  9,660,972
  Cash                                                                   3,339                      3,490
                                                           --------------------       --------------------
        Total assets                                       $         7,724,565        $         9,664,462
                                                           ====================       ====================
LIABILITIES
  Accounts payable                                         $            20,134        $            13,775

  Commissions and other trading fees
    on open contracts                                                    3,762                      4,193
  Incentive fees payable                                                71,102                    158,749
  Management fees payable                                               25,575                     31,412
  Redemptions payable                                                  194,405                    507,201
                                                           --------------------       --------------------
        Total liabilities                                              314,978                    715,330
                                                           --------------------       --------------------
PARTNERS' CAPITAL (Net Asset Value)
  General Partner - 61 units outstanding
    at December 31, 2004 and 2003                                       71,243                     66,976
  Limited Partners - 6,329 and 8,149 units
    outstanding at December 31, 2004 and 2003                        7,338,344                  8,882,156
                                                           --------------------       --------------------
        Total partners' capital
          (Net Asset Value)                                          7,409,587                  8,949,132
                                                           --------------------       --------------------
                                                           $         7,724,565        $         9,664,462
                                                           ====================       ====================

                                          See accompanying notes.

                                  PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                                    CONDENSED SCHEDULES OF INVESTMENTS
                                        December 31, 2004 and 2003
                                              ---------------

                                                                 2004                              2003
                                                     -----------------------------     -----------------------------
                                                                      % of Net                          % of Net
LONG FUTURES CONTRACTS                                   Value       Asset Value           Value       Asset Value
----------------------                                   -----       -----------           -----       -----------
      Agricultural                                      $ 76,976          1.04%              27,330     $ 0.30%

      Currency                                           (29,489)        (0.40)%            201,070       2.25%

      Energy                                                   0          0.00%               8,020       0.09%

      Interest rate                                       14,110          0.19%               5,830       0.07%

      Metal                                              139,404          1.88%              73,905       0.82%

      Stock index                                        144,914          1.96%                   0       0.00%
                                                     ------------       -------          -----------    --------
      Total long futures contracts                     $ 345,915          4.67%          $  316,155       3.53%
                                                     ============       =======          ===========    =========
SHORT FUTURES CONTRACTS
-----------------------
      Agricultural                                     $     335          0.00%          $   (1,260)     (0.01)%

      Energy                                              61,300          0.83%                   0       0.00%

      Interest rate                                        2,430          0.03%                   0       0.00%

      Metal                                             (137,157)        (1.85)%                  0       0.00%
                                                     ------------       -------          -----------    --------
      Total short futures contracts                   $  (73,092)        (0.99)%          $  (1,260)     (0.01)%
                                                     ------------       -------          -----------    --------
      Total futures contracts                         $  272,823          3.68%           $ 314,895       3.52%
                                                     ============       =======          ===========    ========
WRITTEN OPTIONS ON FUTURES CONTRACTS

      Stock index options                            $   (37,700)        (0.51)%          $ (85,000)     (0.95)%

      Currency options                                      (312)        (0.00)%                  0       0.00%
                                                     ------------       -------          -----------    --------
      Total written options on futures contracts
          (premiums received -$60,712 and
          $96,000)                                    $  (38,012)        (0.51)%         $  (85,000)     (0.95)%
                                                     ============       =======          ===========    =========

                                          See accompanying notes.


                                             PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                                                     STATEMENTS OF OPERATIONS
                                       For the Years Ended December 31, 2004, 2003 and 2002

                                                         ---------------

                                                                    2004                     2003                    2002
                                                                    ----                     ----                    ----
TRADING GAINS (LOSSES)
    Gain (loss) from trading
        Realized                                             $        1,183,028       $        1,655,884       $       2,049,049
        Change in unrealized                                           (30,372)                (375,278)                 327,418
        Brokerage commissions                                         (222,228)                (250,478)               (296,925)
                                                             -------------------      -------------------      ------------------
                Total trading gains                                     930,428                1,030,128               2,079,542
                                                             -------------------      -------------------      ------------------
NET INVESTMENT INCOME (LOSS)
    Income
        Interest income                                                 108,254                   99,408                 183,974
                                                             -------------------      -------------------      ------------------
    Expenses
        Incentive fees                                                  268,067                  178,562                 467,596
        Management fees                                                 211,500                  295,742                 348,886
        Operating expenses                                              119,525                  104,775                 110,997
                                                             -------------------      -------------------      ------------------
                Total expenses                                          599,092                  579,079                 927,479
                                                             -------------------      -------------------      ------------------
                Net investment (loss)                                 (490,838)                (479,671)               (743,505)
                                                             -------------------      -------------------      ------------------
                NET INCOME                                   $          439,590       $          550,457       $       1,336,037
                                                             ===================      ===================      ==================
NET INCOME PER GENERAL AND
    LIMITED PARTNER UNIT

        (based on weighted average number of
        units outstanding during the year of
        7,418, 9,713 and 11,611, respectively)               $            59.26       $            56.67       $          115.07
                                                             ===================      ===================      ==================
INCREASE IN NET ASSET VALUE PER
    GENERAL AND LIMITED PARTNER UNIT                         $            69.45       $            58.96       $          110.94
                                                             ===================      ===================      ==================

                                                      See accompanying notes.


                                              PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL (NET ASSET VALUE)
                                       For the Years Ended December 31, 2004, 2003 and 2002

                                                          ---------------

                                              Total                                Partners' Capital
                                            Number of          ------------------------------------------------------------------
                                              Units                 General                 Limited                 Total
                                       -------------------     ------------------      ------------------     -------------------

Balances at
    December 31, 2001                              12,974      $          56,537       $      11,882,135      $       11,938,672

Net income for the year
    ended December 31, 2002                                                6,816               1,329,221               1,336,037
Redemptions                                       (2,270)                      0             (2,237,686)             (2,237,686)
                                       -------------------     ------------------      ------------------     -------------------

Balances at
    December 31, 2002                              10,704                 63,353              10,973,670              11,037,023

Net income for the year
    ended December 31, 2003                                                3,623                 546,834                 550,457
Redemptions                                       (2,494)                      0             (2,638,348)             (2,638,348)
                                       -------------------     ------------------      ------------------     -------------------

Balances at
    December 31, 2003                               8,210                 66,976               8,882,156               8,949,132

Net income for the year
    ended December 31, 2004                                                4,267                 435,323                 439,590

Redemptions                                       (1,820)                      0             (1,979,135)             (1,979,135)
                                       -------------------     ------------------      ------------------     -------------------

Balances at                                         6,390      $          71,243       $       7,338,344      $        7,409,587
    December 31, 2004
                                       ===================     ==================      ==================     ===================
                                                            Net Asset Value Per Unit
                                       ------------------------------------------------------------------
                                                                  December 31,
                                              2004                    2003                    2002
                                       -------------------     ------------------      ------------------
                                       $      1,159.53         $     1,090.08          $     1,031.12
                                       ===================     ==================      ==================

                                                      See accompanying notes.


                                                               -6-



                    PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                         NOTES TO FINANCIAL STATEMENTS

                                ---------------


Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        -----------------------------------------------------------

        A.   General Description of the Partnership

             ProFutures Long/Short Growth Fund, L.P. (the Partnership) is a Delaware limited partnership which operates as a commodity investment pool. The Partnership engages in the speculative trading of futures contracts and options on futures contracts.

        B.   Regulation

             As a registrant with the Securities and Exchange Commission, the Partnership is subject to the regulatory requirements under the Securities Act of 1933 and the Securities Exchange Act of 1934. As a commodity investment pool, the Partnership is subject to the regulations of the Commodity Futures Trading Commission, an agency of the U.S. government which regulates most aspects of the commodity futures industry; rules of the National Futures Association, an industry self-regulatory organization; and the requirements of commodity exchanges and Futures Commission Merchants (brokers) through which the Partnership trades.

        C.   Method of Reporting

             The Partnership's financial statements are presented in accordance with accounting principles generally accepted in the United States of America, which require the use of certain estimates made by the Partnership's management. Transactions are accounted for on the trade date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts (the difference between contract trade price and quoted market price) are reflected in the statement of financial condition as a net gain or loss, as there exists a right of offset of unrealized gains or losses in accordance with Financial Accounting Standards Board Interpretation No. 39
             - "Offsetting of Amounts Related to Certain Contracts." Any change in net unrealized gain or loss from the preceding period is reported in the statement of operations.

             For purposes of both financial reporting and calculation of redemption value, Net Asset Value Per Unit is calculated by dividing Net Asset Value by the total number of units outstanding.

        D.   Brokerage Commissions

             Brokerage commissions include other trading fees and are charged to expense when contracts are opened.

                   PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------

Note 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
        -----------------------------------------------------------
        (CONTINUED)
        -----------

        E.   Income Taxes

             The Partnership prepares calendar year U.S. and applicable state information tax returns and reports to the partners their allocable shares of the Partnership's income, expenses and trading gains or losses.

        F.   Foreign Currency Transactions

             The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the statement of financial condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

        G.   Statements of Cash Flows

             The Partnership has elected not to provide statements of cash flows as permitted by Statement of Financial Accounting Standards No. 102 - "Statement of Cash Flows - Exemption of Certain Enterprises and Classification of Cash Flows from Certain Securities Acquired for Resale."

Note 2. GENERAL PARTNER
        ---------------

        The General Partner of the Partnership is ProFutures, Inc., which conducts and manages the business of the Partnership. The Limited Partnership Agreement requires the General Partner and/or its principals and affiliates to maintain capital accounts equal to at least 1% of the total capital of the Partnership. At December 31, 2004 and 2003, the capital accounts of the General Partner and/or its principals and affiliates totaled $608,685 and $583,537, respectively.

        The Limited Partnership Agreement was amended effective February 16, 1999 and generally requires that the General Partner maintain a net worth of up to $1,000,000.

        Effective October 22, 2004, ProFutures, Inc. has a callable stock subscription agreement with Man Financial Inc. (MFI), the Partnership's broker, whereby MFI has subscribed to purchase (up to $7,000,000, subject to conditions set forth in the stock subscription agreement dated October 22, 2004) the number of shares of common stock of ProFutures, Inc. necessary to maintain the General Partner's net worth requirements. Prior to October 22, 2004, ProFutures, Inc. had a callable stock subscription agreement with ABN AMRO Incorporated (ABN), the Partnership's prior broker, whereby ABN had subscribed to purchase (up to $7,000,000, subject to the conditions set forth in the stock subscription agreement as amended effective May 20, 2002) the number of shares of common stock of ProFutures, Inc. necessary to maintain the General Partner's net worth requirements.

                    PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------


Note 2. GENERAL PARTNER (CONTINUED)
        ---------------------------

        The Partnership pays the General Partner a monthly management fee equal to 1/6 of 1% (2% annually) of month-end Net Assets (as defined in the Limited Partnership Agreement).

        Total management fees earned by ProFutures, Inc. for the years ended December 31, 2004, 2003 and 2002 were $160,027, $205,740 and
        $232,242, respectively. Management fees payable to ProFutures, Inc. as of December 31, 2004 and 2003 were $12,695 and $15,787, respectively.

Note 3. COMMODITY TRADING ADVISORS
        --------------------------

        The Partnership has advisory contracts with several commodity trading advisors to furnish investment management services to the Partnership. Certain trading advisors receive management fees equal to 1% annually of Allocated Net Asset Value (as defined in each respective trading advisory contract). In addition, the trading advisors receive quarterly incentive fees ranging from 20% to 25% of Trading Profits (as defined). Total management fees earned by the trading advisors amounted to $51,473, $90,002 and $116,644 for the years ended December 31, 2004, 2003 and 2002, respectively.

Note 4. DEPOSITS WITH BROKER
        --------------------

        The Partnership deposits funds with MFI (ABN prior to October 2004) to act as broker, subject to Commodity Futures Trading Commission regulations and various exchange and broker requirements. The Partnership earns interest income on its assets deposited with the broker.

        At December 31, 2004 and 2003, the initial margin requirement of $2,049,867 and $1,822,556, respectively, is satisfied by the deposit of cash with the applicable broker.

Note 5. SUBSCRIPTIONS, DISTRIBUTIONS AND REDEMPTIONS
        --------------------------------------------

        Investments in the Partnership were made by subscription agreement, subject to acceptance by the General Partner. Effective November 2000, the Partnership is closed to new investment; however, the General Partner may reopen the Partnership to new investments in the future.

        The Partnership is not required to make distributions, but may do so at the sole discretion of the General Partner. A Limited Partner may require the Partnership to redeem any or all of such Limited Partner's units at Net Asset Value as of the close of business on the last day of any month upon advance written notice to the General Partner. The Limited Partnership Agreement contains a complete description of the Partnership's redemption policies and procedures.

Note 6. TRADING ACTIVITIES AND RELATED RISKS
        ------------------------------------

        The Partnership engages in the speculative trading of U.S. and foreign futures contracts and options on U.S. and foreign futures contracts (collectively, "derivatives"). The Partnership is exposed to both market risk, the risk arising from changes in the market value of the contracts, and credit risk, the risk of failure by another party to perform according to the terms of a contract.

                    PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------


Note 6. TRADING ACTIVITIES AND RELATED RISKS (CONTINUED)
        ------------------------------------------------

        Purchase and sale of futures and options on futures contracts requires margin deposits with the broker. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a broker to segregate all customer transactions and assets from such broker's proprietary activities. A customer's cash and other property (for example, U.S. Treasury bills) deposited with a broker are considered commingled with all other customer funds subject to the broker's segregation requirements. In the event of a broker's insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than total cash and other property deposited.

        Open contracts generally mature within three months, however, the Partnership intends to close all contracts prior to maturity. At December 31, 2004, the latest maturity date for open contracts is September 2005.

        For derivatives, risks arise from changes in the market value of the contracts. Theoretically, the Partnership is exposed to a market risk equal to the notional contract value of futures contracts purchased and unlimited liability on such contracts sold short. As both a buyer and seller of options, the Partnership pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option. Written options expose the Partnership to potentially unlimited liability, and purchased options expose the Partnership to a risk of loss limited to the premiums paid.

        The Partnership has assets on deposit with a financial institution in connection with its cash management activities. In the event of a financial institution's insolvency, recovery of Partnership assets on deposit may be limited to account insurance or other protection afforded such deposits.

        The General Partner has established procedures to actively monitor market risk and minimize credit risk, although there can be no assurance that it will, in fact, succeed in doing so. The General Partner's basic market risk control procedures consist of continuously monitoring the trading activity of the various trading advisors, with the actual market risk controls being applied by the advisors themselves. The General Partner seeks to minimize credit risk primarily by depositing and maintaining the Partnership's assets at financial institutions and brokers which the General Partner believes to be creditworthy. The Limited Partners bear the risk of loss only to the extent of the market value of their respective investments and, in certain specific circumstances, distributions and redemptions received.

Note 7. GUARANTEES
        ----------

        In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Partnership's maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

                    PROFUTURES LONG/SHORT GROWTH FUND, L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                ---------------




Note 8. FINANCIAL HIGHLIGHTS
        --------------------

        The following information presents per unit operating performance data and other supplemental financial data for the years ended December 31, 2004, 2003 and 2002. This information has been derived from information presented in the financial statements.


                                                                                2004           2003           2002
                                                                                ----           ----           ----
        Per Unit Performance
        (for a unit outstanding throughout the entire year)
        ---------------------------------------------------

        Net asset value per unit at beginning of year                      $1,090.08      $1,031.12      $   920.18
                                                                           ---------      ---------      ----------
        Income (loss) from operations:
             Total trading gains (1)                                          135.62         108.34          174.97
             Net investment (loss) (1)                                        (66.17)        (49.38)         (64.03)
                                                                           ---------      ---------      ----------
                   Total income from operations                                69.45          58.96          110.94
                                                                           ---------      ---------      ----------
        Net asset value per unit at end of year                            $1,159.53      $1,090.08       $1,031.12
                                                                           =========      =========       =========
        Total Return                                                          6.37 %         5.72 %        12.06 %
                                                                           =========      =========       ========
        Supplemental Data
        Ratios to average net asset value:
             Expenses prior to incentive fees                                 4.23 %         3.98 %         4.03 %
             Incentive fees                                                   3.43 %         1.78 %         4.10 %
                                                                           ---------      ---------      ---------
                   Total expenses                                             7.66 %         5.76 %         8.13 %
                                                                           =========      =========      =========
             Net investment (loss) (2)                                       (2.85)%        (3.00)%        (2.42)%
                                                                           =========      =========      =========

        Total returns are calculated based on the change in value of a unit during the year. An individual partner's total returns and ratios may vary from the above total returns and ratios based on the timing of redemptions.


        -----------------------

        (1)  The net investment (loss) per unit is calculated by dividing the net investment (loss) by the average number of units outstanding during the year. Total trading gains is a balancing amount necessary to reconcile the change in net asset value per unit with the other per unit information. Such balancing amount may differ from the calculation of total trading gains per unit due to the timing of trading gains and losses during the period relative to the number of units outstanding.

        (2)  Excludes incentive fees.
